The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 1, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] SuperTrackSM Notes due August 7, 2019 Linked to the FX Adjusted Performance of the OMX Stockholm 30 Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	August 2, 2017
Issue Date:	August 7, 2017
Final Valuation Date:*	August 2, 2019
Maturity Date:*	August 7, 2019
Reference Asset:

The OMX Stockholm 30 Index (Bloomberg ticker symbol “OMX <Index>”) (the “Index”), adjusted for the performance of the FX Rate (as defined below)

Each of the Index and the FX Rate are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”

Upside Leverage Factor:	1.50
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Index Return is positive, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Index Return x Upside Leverage Factor]

▪                  If the Index Return is equal to or less than 0.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Index Return]

If the Index Return is negative, you will be fully exposed to such negative Index Return. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Index Return:	An amount calculated as follows: [(Final Level x Final FX Rate) / (Initial Level x Initial FX Rate)] – 100%
Closing Level:

With respect to the Index, on any date, the official closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “OMX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable

FX Rate:

With respect to any date, the Swedish krona/USD exchange rate (that is, the number of U.S. dollars for which one Swedish krona can be exchanged), as reported by WM/Reuters on page SEKUSD, or any substitute page thereto, at 4:00 pm (London time) on such date

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $947.50 and $963.50 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer of 1.50% of the principal amount of the Notes, or $15.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Initial Level:	[•], the Closing Level of the Index on the Initial Valuation Date
Final Level:	The Closing Level of the Index on the Final Valuation Date
Initial FX Rate:	[•], the FX Rate on the Initial Valuation Date
Final FX Rate:	The FX Rate on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744CFM8 / US06744CFM82

*                  Subject to postponement in the event of a Market Disruption Event, as described under “Additional Terms of the Notes” in this preliminary pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You anticipate that the level of the Index will increase and that the value of the U.S. dollar will weaken relative to the Swedish krona during the term of the Notes

•                  You understand and accept the risks that if the U.S. dollar strengthens relative to the Swedish krona (a) you will lose some or all of the principal amount of your Notes unless the Index appreciates sufficiently to offset the loss in value of the Swedish krona, (b) regardless of how much the Index appreciates, the depreciation in value of the Swedish krona will mitigate such positive Index performance and (c) if the Index declines in value, the depreciation in value of the Swedish krona will accentuate such negative performance and the losses that you will incur on your Notes

•                  You understand and accept that the Notes do not provide any protection against loss of principal and you are willing to accept the risk that you may lose up to 100% of the principal amount of your Notes

•                  You are willing to accept the risks associated with an investment linked to the performance of the Index and the risks associated with fluctuations in the FX Rate

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You seek an investment that provides for partial or contingent protection against loss and you are unwilling to accept the risk that you may lose up to 100% of the principal amount of your Notes

•                  You anticipate that the level of the Index will decrease and/or that the value of the U.S. dollar will strengthen relative to the Swedish krona during the term of the Notes

•                  You are unwilling or unable to accept the risk that any strengthening of the U.S. dollar relative to the Swedish krona will mitigate (and may completely offset) any positive performance of the Index and accentuate any negative performance of the Index

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Index and/or the risks associated with fluctuations in the FX Rate

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances. If a Market Disruption Event occurs with respect to either the Index or the FX Rate on the Final Valuation Date, the Final Valuation Date will be postponed to the next Reference Asset Business Day on which no Market Disruption Event occurs with respect to either Reference Asset, provided that the Final Valuation Date will not be postponed by more than five Reference Asset Business Days. If a Market Disruption occurs or is continuing with respect to either Reference Asset on that fifth Reference Asset Business Day (the “Latest Valuation Date”), the Calculation Agent will (a) determine the level of any Reference Asset not affected by a Market Disruption Event on the Latest Valuation Date but using the method that would have applied had the Final Valuation Date not been postponed and (b) determine the level of any affected Reference Asset in the manner described in the section of the accompanying prospectus supplement applicable to that Reference Asset that would apply when a Market Disruption Event occurs or is continuing in respect of that Reference Asset on the Latest Valuation Date.

If the Final Valuation Date is postponed, the Maturity Date will be postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

As used above, (a) the term “Reference Asset Business Day” means a day that is a Scheduled Trading Day with respect to both the Index and the FX Rate, (b) the terms “Market Disruption Event” and “Scheduled Trading Day” have the meaning, with respect to the Index, as set forth under “Reference Assets—Indices—Market Disruption Events—Market Disruption Events for Securities with an Index of Securities as a Reference Asset” and (c) the terms “Market Disruption Event” and “Scheduled Trading Day” have the

PPS-3

meaning, with respect to the FX Rate, as set forth under “Reference Assets—Currency Exchange Rates—Market Disruption Events—Market Disruption Events for Securities with a Currency Exchange Rate as a Reference Asset” in each case in the accompanying prospectus supplement.

In addition, the Index, the FX Rate and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with a Currency Exchange Rate as a Reference Asset” in the accompanying prospectus supplement.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

Illustrative Calculations of Index Return and Payment at Maturity

The following examples illustrate how the payment at maturity will be calculated under various circumstances. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                 Hypothetical Initial Level of the Index: 100.00

▪                 Hypothetical Initial FX Rate: 0.10 (meaning that one Swedish krona can be exchanged for $0.10)

* The hypothetical Initial Level of 100.00 and the hypothetical Initial FX Rate of 0.10 have been chosen for illustrative purposes only and does not represent a likely Initial Level or Initial FX Rate. The Initial Level and Initial FX Rate will be equal to the Closing Level of the Index and the FX Rate, respectively, on the Initial Valuation Date.

For information regarding recent historical levels of the Index and the FX Rate, see “Historical Performance of the Reference Assets” in this preliminary pricing supplement.

Example 1: The Index increases from an Initial Level of 100.00 to a Final Level of 110.00 and the U.S. dollar strengthens against the Swedish krona such that the Final FX Rate is 0.08.

In this example, the Index Return is equal to -12.00%, calculated as follows:

Index Return = [(Final Level x Final FX Rate) / (Initial Level x Initial FX Rate)] – 100.00%

Index Return = [(110.00 x 0.08) / (100.00 x 0.10)] – 100% = -12.00%

Accordingly, you will receive a payment at maturity of $880.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return]

$1,000 + [$1,000 x -12.00%] = $880.00

The total return on investment of the Notes is -12.00%.

Example 2: The Index increases from an Initial Level of 100.00 to a Final Level of 125.00 and the U.S. dollar strengthens against the Swedish krona such that the Final FX Rate is 0.08.

In this example, the Index Return is equal to 0.00%, calculated as follows:

Index Return = [(Final Level x Final FX Rate) / (Initial Level x Initial FX Rate)] – 100.00%

Index Return = [(125.00 x 0.08) / (100.00 x 0.10)] – 100% = 0.00%

Accordingly, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return]

$1,000 + [$1,000 x 0.00%] = $1,000.00

The total return on investment of the Notes is 0.00%.

Example 3: The Index stays flat from an Initial Level of 100.00 to a Final Level of 100.00 and the U.S. dollar strengthens against the Swedish krona such that the Final FX Rate is 0.08.

In this example, the Index Return is equal to -20.00%, calculated as follows:

Index Return = [(Final Level x Final FX Rate) / (Initial Level x Initial FX Rate)] – 100.00%

Index Return = [(100.00 x 0.08) / (100.00 x 0.10)] – 100% = -20.00%

Accordingly, you will receive a payment at maturity of $800.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return]

$1,000 + [$1,000 x -20.00%] = $800.00

The total return on investment of the Notes is -20.00%.

Examples 1 through 3 demonstrate the risk that the strengthening of the U.S. dollar relative to the Swedish krona may cause you to earn no positive return or suffer a loss of principal even if the Index performs positively.

In Example 1, the strengthening of the U.S. dollar causes the total return on the Notes to equal -12.00% even though the Final Level is 10% greater than the Initial Level. In Example 2, the return on the Notes is equal to zero because the increase of 25.00% in the Index level is completely offset by a 25.00% strengthening of the U.S. dollar relative to the Swedish krona. In Example 3, the return on the Notes is -20.00% even though the Index remained flat from the Initial Level to the Final Level because of the strengthening of the U.S. dollar (in other words, because the stocks underlying the Index are worth less in U.S. dollars on the Final Valuation Date than they were on the Initial Valuation Date based solely on the reduction in value of the Swedish krona relative to the U.S. dollar).

PPS-5

Example 4: The Index increases from an Initial Level of 100.00 to a Final Level of 140.00 and the U.S. dollar strengthens against the Swedish krona such that the Final FX Rate is 0.08.

In this example, the Index Return is equal to 12.00%, calculated as follows:

Index Return = [(Final Level x Final FX Rate) / (Initial Level x Initial FX Rate)] – 100.00%

Index Return = [(140.00 x 0.08) / (100.00 x 0.10)] – 100% = 12.00%

Accordingly, you will receive a payment at maturity of $1,180.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return x Upside Leverage Factor]

$1,000 + [$1,000 x 12.00% x 1.50] = $1,180.00

The total return on investment of the Notes is 18.00%.

As is the case in Examples 1 through 3 above, Example 4 highlights the risk that the strengthening of the U.S. dollar relative to the Swedish krona will mitigate any positive performance of the Index. In this example, the Index Return is 12.00% and the return on the Notes is 18.00%, compared to actual Index appreciation of 40.00% from the Initial Level to the Final Level.

Example 5: The Index increases from an Initial Level of 100.00 to a Final Level of 110.00 and the U.S. dollar weakens against the Swedish krona such that the Final FX Rate is 0.11.

In this example, the Index Return is equal to 21.00%, calculated as follows:

Index Return = [(Final Level x Final FX Rate) / (Initial Level x Initial FX Rate)] – 100.00%

Index Return = [(110.00 x 0.11) / (100.00 x 0.10)] – 100% = 21.00%

Accordingly, you will receive a payment at maturity of $1,315.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return x Upside Leverage Factor]

$1,000 + [$1,000 x 21.00% x 1.50] = $1,315.00

The total return on investment of the Notes is 31.50%.

Example 6: The Index decreases from an Initial Level of 100.00 to a Final Level of 80.00 and the U.S. dollar strengthens against the Swedish krona such that the Final FX Rate is 0.07.

In this example, the Index Return is equal to -44.00%, calculated as follows:

Index Return = [(Final Level x Final FX Rate) / (Initial Level x Initial FX Rate)] – 100.00%

Index Return = [(80.00 x 0.07) / (100.00 x 0.10)] – 100% = -44.00%

Accordingly, you will receive a payment at maturity of $560.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return]

$1,000 + [$1,000 x -44.00%] = $560.00

The total return on investment of the Notes is -44.00%.

Example 6 demonstrates the risk that the strengthening of the U.S. dollar relative to the Swedish krona will accelerate your losses if the level of the Index performs negatively. In this example, the total return on the Notes is -44.00%, compared to a lesser decline of 20.00% in the Index from the Initial Level to the Final Level.

Example 7: The Index decreases from an Initial Level of 100.00 to a Final Level of 60.00 and the U.S. dollar weakens against the Swedish krona such that the Final FX Rate is 0.12.

In this example, the Index Return is equal to -28.00%, calculated as follows:

Index Return = [(Final Level x Final FX Rate) / (Initial Level x Initial FX Rate)] – 100.00%

Index Return = [(60.00 x 0.12) / (100.00 x 0.10)] – 100% = -28.00%

Accordingly, you will receive a payment at maturity of $720.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return]

$1,000 + [$1,000 x -28.00%] = $720.00

The total return on investment of the Notes is -28.00%.

PPS-6

Additional Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes under various circumstances.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

For illustrative calculations of the Index Return and payment at maturity in various scenarios, please see “—Illustrative Calculations of Index Return and Payment at Maturity” above.

Index Return	Payment at Maturity**	Total Return on Notes
50.00%	$1,750.00	75.00%
40.00%	$1,600.00	60.00%
30.00%	$1,450.00	45.00%
20.00%	$1,300.00	30.00%
10.00%	$1,150.00	15.00%
5.00%	$1,075.00	7.50%
0.00%	$1,000.00	0.00%
-10.00%	$900.00	-10.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

**per $1,000 principal amount Note

The following examples illustrate how the total returns set forth in the table above are calculated:

Example 1: The Index Return is equal to 10.00%.

Because the Index Return is positive, you will receive a payment at maturity of $1,150.00 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Index Return x Upside Leverage Factor]

$1,000 + [$1,000 x 10.00% x 1.50] = $1,150.00

The total return on investment of the Notes is 15.00%.

Example 2: The Index Return is equal to -50.00%.

Because the Index Return is negative, you will receive a payment at maturity of $700.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Index Return]

$1,000 + [$1,000 x -50.00%] = $500.00

The total return on investment of the Notes is -50.00%.

As described above, because the return on the Notes is based on both the performance of the Index and any change in the FX Rate from the Initial FX Rate to the Final FX Rate, the Index Return may be negative even if the Index performs positively. If the U.S. dollar strengthens against the Swedish krona, you will suffer a loss of principal unless the Index performs positively enough to offset the effects of such change in the FX Rate.

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Index or its components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Currencies, Indices of Currencies or Exchange-Traded Funds that Hold Currencies”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal and do not provide any protection against loss.  If the Index Return is negative, you will be fully exposed to such negative Index Return. You may lose up to 100% of the principal amount of your Notes.

•                  You May Earn no Positive Return or Suffer a Loss of Principal Even if the Index Performs Positively—As described elsewhere in this preliminary pricing supplement, the return on your Notes depends on both the performance of the Index and any changes in the U.S. dollar/Swedish krona exchange rate between the Initial Valuation Date and the Final Valuation Date. If the U.S. dollar strengthens relative to the Swedish krona, this will mitigate (and may completely offset) any positive performance of the Index and will accentuate any negative performance of the Index (in either case because the stocks underlying the Index, which are denominated in Swedish krona, will be worth less in U.S. dollars than they would have been had the U.S. dollar not strengthened relative to the krona).

Accordingly, if the U.S. dollar strengthens relative to the Swedish krona, (a) you will suffer a loss of at least some of your principal unless the Index appreciates by a percentage greater than the percentage by which the dollar strengthened relative to the krona and (b) even if the Index appreciates by more than the change in the FX Rate, the strengthening of the dollar will mitigate the positive Index performance and the payment at maturity will be less (and may be significantly less) than it would have been had the Notes been based on the performance of the Index without adjustment for changes in currency exchange rates.

In addition, if the U.S. dollar strengthens relative to the krona and the Index declines in value, the payment at maturity will be less (and may be significantly less) than it would have been had the Notes been based on the performance of the Index without adjustment for changes in currency exchange rates.

As described above, the Notes do not provide any form of protection against loss and you may lose up to 100% of the principal amount of your Notes.

•                  The Notes are Subject to Currency Exchange Risk—The component securities of the Index are traded and quoted in foreign currencies on non-U.S. markets. In addition, and as described above, the Index Return and the payment at maturity will be based on both (a) changes in the level of the Index from the Initial Level to the Final Level and (b) changes in the FX Rate from the Initial FX Rate to the Final FX Rate. Currency exchange rates may be subject to a high degree of fluctuation due to a number of complex and unpredictable factors, including, among other things, the supply and demand for each currency, political, economic, legal, financial, accounting and tax matters, the possibility that exchange controls could be imposed or modified, the possible imposition of regulatory controls or other taxes, the overall growth and performance of the local economies, the trade and account balance between the United States and Sweden, market interventions by the respective central banks, inflation, interest levels, the performance of global stock markets, natural disasters, war, acts of terrorism and other geopolitical events, and the identities of persons and entities trading on interdealer and foreign exchange markets.

•                  The Payment at Maturity of Your Notes is Not Based on the Level of the Index or the FX Rate at Any Time Other than the Closing Level on the Final Valuation Date and the FX Rate on the Final Valuation Date—The Final Level, the Final FX Rate and the Index Return will be based solely on the Closing Level of the Index and the Final FX Rate on the Final Valuation Date (in each case, as compared to the Initial Valuation Date).  Therefore, if the level of the Index drops precipitously on the Final Valuation Date, and/or if the U.S. dollar strengthens relative to the Swedish krona on such date, the payment at maturity that you will receive for your Notes will be less, and may be significantly less, than it would otherwise have been had such payment been linked to the level of the Index prior to such drop and/or such change in the FX Rate, as applicable.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this preliminary pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than

PPS-8

those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities underlying the Index would have.

•      Neither Historical Performance of the Index Nor Historical Movements in the FX Rate Should Be Taken as Any Indication of the Future Performance of the Index or Future Changes in the FX Rate Over the Term of the Notes—The level of the Index and the FX Rate have fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Index is not an indication of the future performance of the Index over the term of the Notes. Similarly, historical movements in the FX Rate are not an indication of future movements in the FX Rate. Therefore, the performance of the Index over the term of the Notes and/or fluctuations in the FX Rate over the term of the Notes may bear no relation or resemblance to the historical performance of the Index and/or historical fluctuations in the FX Rate.

•      The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The component securities of the Index are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•      The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be

PPS-9

willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Index or its components or the currencies relevant to the FX Rate. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Index and the FX Rate and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Index, the FX Rate and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this preliminary pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS-10

•      Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the level of the Index and the market price of the Index components;

o                expected volatility of the Index and the Index components;

o                the level of the FX Rate and the volatility of the FX Rate;

o                the correlation between changes in the level of the Index and changes in the FX Rate;

o                the time to maturity of the Notes;

o                the dividend rate on the Index components;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-11

INFORMATION REGARDING THE INDEX

General

All information contained in this preliminary pricing supplement regarding the Index®, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, Inc. (“Nasdaq”).  The Index was developed by Nasdaq and is calculated, maintained and published by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”).  Neither Nasdaq nor NASDAQ OMX has any obligation to continue to publish, and may discontinue publication of, the Index.

The Index is reported by Bloomberg L.P. under the ticker symbol “OMX.”

The Index is a price return index constructed with the objective of creating an index based on a limited number of shares which develops in close correlation with the stocks listed on NASDAQ Stockholm. The primary objective of the Index is to reflect the performance of the shares included in the portfolio.

The Index is under the supervision of an index ombudsman, independent of the index owner and NASDAQ.

Selection Criteria

The Index consists of 30 shares, Swedish depositary receipts or similar shares that have the largest volume of trading, calculated in Swedish kronor on NASDAQ Stockholm during a specified control period (being the six month period starting seven months before the applicable review date). To be eligible for inclusion, a security must meet the following criteria:

•                  The share must be listed on NASDAQ Stockholm;

•                  The share must be an “eligible share type”, as described below;

•                  If a significant portion of the trading volume of a share that qualifies as an Index constituent is attributable to few exchange transactions within a limited time period so that registered volume is considered by NASDAQ not to be representative, NASDAQ may decide that the share shall be ineligible for inclusion; and

•                  If a company is subject to a public offer or if a bidder has disclosed its intention to raise such a bid in respect of a company that does not constitute an Index constituent, such company shall no longer be eligible for inclusion in the Index.

If, during the control period (as described above), an index constituent is not among the 45 most traded shares on NASDAQ Stockholm, the relevant share will be replaced by the non-Index constituent with the highest volume during the control period. If a share is listed on NASDAQ Stockholm but (a) is not an Index constituent and (b) is among the 15 most traded shares on NASDAQ Stockholm during the control period, that share will replace the Index constituent with the lowest traded volume.

If a share is listed both in local currency and in Swedish krona, the volume of trading in the relevant share will be totaled in Swedish kronor each trading day. “Eligible share types”, as used above, means ordinary shares and depositary receipts. Security types generally not included in the Index are closed-end funds, convertible debentures, exchange-traded funds, limited partnership interests, rights, shares of limited liability companies, warrants and other derivative securities. If a company has listed multiple share classes, each of which is priced and traded separately, all share classes, except preferred shares, are considered for Index selection as separate constituents.

Index Calculation

The Index value reflects changes in the market value of Index constituents during the trading day. The Index is calculated without regard to ordinary dividends.  The Index is calculated by dividing (a) the Index Market Value by (b) the Index Divisor.  The “Index Market Value” means the sum of the products for each constituent of (a) the number of shares applied in the Index at each time times (b) the price in quote currency of a security at the relevant time times (c) the foreign exchange rate to convert the relevant share quote currency into the Index currency at the relevant time.

The Index Divisor serves the purpose of scaling an Index Market Value to lower order of magnitude, which is recommended for reporting purposes. The Index Divisor is adjusted to ensure that changes in Index constituents by corporate actions or index participation occurring outside of trading hours do not affect the value of the Index. An Index Divisor change occurs after the close of the Index. The Index Divisor for any day is calculated as the ratio of the Start of Day Market Value and the previous day’s Index value.  The Start of Day Market Value is calculated by multiplying the sum of the products of (a) the number of shares applied in the Index, adjusted to reflect any corporate actions times (b) the price in the quote currency of a security to reflect any corporate actions times (c) the foreign exchange rate to convert an Index constituent quote currency into Index currency on the previous day.

The foreign exchange rate described above is the previous day’s WM Company, Closing Spot Rate at 4:00 pm UK time in the calculation of the Start of Day Market Value.

The Index value reflects extraordinary dividends. The reinvestment of extraordinary dividends is carried out by adjusting the price of a security on the previous day with subtraction of the extraordinary dividend from its price on the ex-dividend date. The adjustment reinvests the dividend in all Index constituents in proportion to their respective weights.

PPS-12

Index Maintenance

The Index is rebalanced semi-annually by applying changes in total shares outstanding that have been accumulated during the half year. Changes are made effective after the close of the last trading day in each of June and December. If the scheduled effective date is a holiday, the effective date may be adjusted to the subsequent day.

During the semi-annual rebalancing, data is cut off after the last trading day in May and November, respectively. No changes are made to the Index from that cutoff until the semi-annual share change effective date with exception for corporate actions with a known ex-day.

Shares in the Index are subject to change in the following circumstances:

•                  Trading Volume: If the trading volume in a share, in the opinion of NASDAQ, is so low that the price quote for such share is no longer satisfactory, NASDAQ may decide that the share shall be excluded as an Index constituent. This may apply when, for example, the last sale price in the Index calculation deviates significantly from the current bid and ask prices.

•                  Information Requirements: If a company does not fulfill the information requirements provided by NASDAQ Stockholm, NASDAQ may consider the share to be ineligible. A decision may be taken to delete the share from the Index. Such decisions shall be made by NASDAQ following the consent of the Index ombudsman and notice thereof shall be given through an index announcement no later than two trading days prior to the effective date of the exclusion.

•                  Mergers and Acquisitions: In the case of merger or acquisition, an Index share will be removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the deletion will occur once results have been received that indicate the acquisition is likely to be successful. If the approval is by written consent, the removal will occur as soon as reasonably practical.

•                  Takeovers: If an Index constituent becomes the object of a public takeover offers or a merger agreement, NASDAQ may decide that the Share will no longer be included in the Index. In case NASDAQ decides that a replacement shall take place, the number of shares to be included in the Index calculation is determined by NASDAQ, in accordance with the terms of the offer or merger.

•                  Fast Entry: When a company’s shares are listed on NASDAQ Stockholm prior to the next change in the composition of the Index, the company’s shares may be considered as an Index constituent after NASDAQ’s decision. In order for the company’s shares to be considered, the company’s market value must, in NASDAQ’s assessment, be expected to constitute at least 5% of the exchange value of the Index and a high liquidity in the shares must be anticipated.

•                  Bankruptcy: If a company files for bankruptcy, the Index constituent will be removed as soon as practicable thereafter. The share will be excluded at a price equal to zero if no other price can be observed on NASDAQ Stockholm.

The Index will also be subject to adjustment for corporate actions, such as extraordinary dividends or distributions, bonus issues, share repurchases or redemptions and spin-offs. As noted above, no adjustments are made for ordinary dividends.

PPS-13

HISTORICAL PERFORMANCE OF THE REFERENCE ASSETS

Historical Performance of the Index

The table below shows the high, low and final Closing Level of the Index for each of the periods noted below. The graph below graph sets forth the historical performance of the Index based on daily Closing Levels from January 1, 2012 through July 31, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	1,123.35	996.89	1,074.48
June 30, 2012	1,086.47	946.12	1,019.06
September 30, 2012	1,114.98	1,013.72	1,072.45
December 30, 2012	1,110.91	1,027.04	1,104.73
March 31, 2013	1,221.85	1,125.39	1,201.19
June 30, 2013	1,254.57	1,112.14	1,151.00
September 30, 2013	1,286.49	1,154.54	1,259.60
December 30, 2013	1,334.42	1,235.36	1,332.95
March 31, 2014	1,374.32	1,280.99	1,364.97
June 30, 2014	1,406.44	1,329.28	1,376.81
September 30, 2014	1,421.48	1,331.56	1,403.00
December 30, 2014	1,478.93	1,269.91	1,464.55
March 31, 2015	1,710.87	1,421.34	1,667.73
June 30, 2015	1,719.93	1,541.66	1,541.66
September 30, 2015	1,653.44	1,381.87	1,416.89
December 30, 2015	1,536.05	1,389.26	1,446.82
March 31, 2016	1,424.19	1,247.06	1,365.70
June 30, 2016	1,419.67	1,246.10	1,323.58
September 30, 2016	1,446.01	1,284.58	1,439.08
December 30, 2016	1,551.00	1,406.10	1,517.20
March 31, 2017	1,594.71	1,503.31	1,587.63
June 30, 2017	1,654.80	1,557.21	1,602.53
July 31, 2017*	1,650.59	1,548.19	1,548.19

* For the period beginning on July 1, 2017 and ending on July 31, 2017

Historical Performance of the OMX Stockholm 30 Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-14

Historical Performance of the FX Rate

The table below shows the high, low and final FX Rates for each of the periods noted below. The graph below graph sets forth the historical performance of the FX Rate based on daily changes from January 1, 2012 through July 31, 2017. We obtained the FX Rate values listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The “quarterly low” values shown in the table below represent the lowest amount of U.S. dollars for which one Swedish krona could be exchanged during the relevant period (in other words, the weakest value of the Swedish krona relative to the U.S. dollar during such period). Conversely, the “quarterly high” values represent the highest amount of U.S. dollars for which one Swedish krona could be exchanged during the relevant period (in other words, the strongest value of the Swedish krona relative to the U.S. dollar during such period).

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	0.153	0.143	0.151
June 30, 2012	0.151	0.138	0.144
September 30, 2012	0.154	0.142	0.152
December 31, 2012	0.154	0.147	0.154
March 31, 2013	0.159	0.152	0.153
June 30, 2013	0.157	0.148	0.149
September 30, 2013	0.158	0.147	0.156
December 31, 2013	0.158	0.150	0.155
March 31, 2014	0.158	0.152	0.155
June 30, 2014	0.155	0.148	0.150
September 30, 2014	0.149	0.138	0.139
December 31, 2014	0.141	0.127	0.128
March 31, 2015	0.128	0.115	0.116
June 30, 2015	0.123	0.113	0.121
September 30, 2015	0.122	0.114	0.119
December 31, 2015	0.123	0.114	0.118
March 31, 2016	0.123	0.116	0.123
June 30, 2016	0.126	0.117	0.118
September 30, 2016	0.120	0.115	0.117
December 31, 2016	0.117	0.106	0.110
March 31, 2017	0.114	0.109	0.111
June 30, 2017	0.119	0.110	0.119
July 31, 2017*	0.124	0.117	0.124

* For the period beginning on July 1, 2017 and ending on July 31, 2017

Historical Performance of the U.S. dollar / Swedish krona Currency Exchange Rate

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-15

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  This section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Index.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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